Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2021, except for note 14(c) as to which the date is April 19, 2021, in Amendment No.1 to the Registration Statement on Form S-1 (333-254999) and related Prospectus of Impel NeuroPharma, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

April 19, 2021